Exhibit 3.2

ARTICLES OF AMENDMENT OF

BLUE RIDGE BANKSHARES, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Blue Ridge Bankshares, Inc.

2.

Article II of the corporation’s Articles of Incorporation shall be amended to increase the number of authorized shares of capital common stock with no stated par value from five million (5,000,000) shares to ten million (10,000,000) shares, all as set forth in Exhibit A attached hereto.

3.	The amendment was adopted by the following process:

The partial amendment to Article II of the Articles of Incorporation was proposed by the Board of Directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia; and

a.	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendments to the Articles of Incorporation were:

i.	Designation: common stock

ii.	Number of outstanding shares: 2,764,135

iii.	Total number of votes: 2,214,162

b.	And the total number of votes cast for and against the amendment by the sole voting group entitled to vote on the amendment was as follows:

i.	Voting group: common stock

ii.	Total votes FOR: 2,134,753

iii.	Total votes AGAINST: 79,409

iv.	Total votes abstaining: 16,627

v.	Total percentage of common stock voted for approval: 77%

c.	And the number of votes cast for the amendment by the sole voting group of common stock was sufficient for approval of the amendment.

4.	That, except as amended as set forth on the attached Exhibit A, the remaining provisions of Article II of the Articles of Incorporation remain unamended and in full force and effect.

5.	The amendment to Article II is effective as of its date of adoption on May 8, 2018.

Executed in the name of the corporation this 27 day of June, 2018.

BLUE RIDGE BANKSHARES, INC.

By:	/s/ Brian K. Plum
Name:	Brian K. Plum
Title:	President

ATTEST:

By:	/s/ Amanda Story
Name:	Amanda Story
Title:	Secretary

Corporation’s SCC ID No.: 03244399

EXHIBIT A

ARTICLE II

CAPITAL STOCK

Section 1. Capitalization.

A.	The Corporation is authorized to issue ten million (10,000,000) shares of capital common stock with no stated par value.

(Balance of Article II-Capital Stock remains unchanged)